Midas Reports 2002 Full-Year Earnings of $0.30 Per Share Before $62.3 Million of Special Charges To Restructure Company

    ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE: MDS) reported earnings of $4.5 million--or $0.30 per diluted share--excluding special items, for the fiscal year ended Dec. 28, 2002. The 2002 results compare with prior year earnings of $15.5 million--or $1.05 per share, which excluded a special charge of $0.20 per share.
    For 2002, the company recorded pre-tax special charges totaling $62.3 million--or $2.54 per share after-tax. Midas recorded a pre-tax special charge in the fourth quarter of 2002 of $58.0 million--or $2.38 per share after-tax--for a wide-ranging program to transform the business. The remaining $4.3 million was recorded in the third quarter of 2002 for expenses related to the closing of a distribution center, executive separation costs and a reserve against loans which had been granted to certain current and former senior executives in 1999 to purchase Midas shares.
    Excluding the special charge, Midas reported a net loss of $5.0 million for the fourth quarter--or $0.34 per share. Including the special charge, there was a net loss of $40.4 million--or $2.71 per share--for the fourth quarter and a net loss of $33.6 million--or $2.25 per share--for the full year.

    "As Midas has said previously, we plan to focus our resources and efforts on growing our profitable franchising and real estate businesses," said Alan D. Feldman, who joined Midas in January as president and chief executive officer. "As a result, we are moving swiftly to exit those portions of our wholesale distribution business and company shop operations that have been unprofitable.
    "The fourth quarter special charge includes a substantial portion of the total costs that will be incurred to reposition Midas as a lean, profitable enterprise." Feldman said.

    Special Charges

    Of the total $62.3 million of special charges in 2002, $26.3 million covers the write-down of inventories associated with the sale and disposition of the company's Parts Warehouse, Inc. (PWI) quick-delivery distribution operation and $36.0 million is for other business transformation charges.
    PWI was established in 2000 to serve the expanded product needs of Midas shops and other professional installers on a just-in-time basis.
    "To date, PWI has not provided the expected results to justify the substantial investment that would be required to continue building out the PWI network," Feldman said. "We believe the Midas system is better served by providing a ready-made sourcing solution to Midas shops through a strategic alliance with an established just-in-time automotive parts supplier."

    The company made the decision in the fourth quarter to exit the PWI business. In 2003, the company has closed the 17 most unprofitable PWI sites and is in the process of selling an additional 19 locations. Following the sale, the company will continue to operate 41 PWI sites, down from 77 at year-end.
    The company expects to exit the quick-delivery business by the end of the year.
    In addition to the $26.3 million PWI inventory write-down, the special charge includes $12.7 million associated with PWI costs for remaining lease commitments, goodwill impairment and the write-down of fixed assets and accounts receivable.
    The company also plans to close three of its 12 remaining wholesale distribution centers in 2003, accounting for $3.3 million of the special charge. These warehouses primarily distribute Midas-brand parts on a weekly basis to Midas shops and IPC-brand exhaust parts to customers outside the Midas system. Additional closures are planned for 2004 and beyond as the company continues to rationalize its traditional wholesale distribution network. The fourth quarter charge is limited only to those distribution centers that will close in 2003.
    An additional $12.5 million of the special charge is related to Midas' company-owned shop operation.
    "During the fourth quarter of 2002, Midas made the decision to stop the aggressive growth of our company-shop operation and to bring focus to our program by closing unprofitable stores and reducing the number of markets served by company-operated shops," Feldman said. "Midas has closed 10 under-performing company shops so far in 2003.

    "The fourth quarter charge for company shops represents remaining lease obligations for shops that are closing, as well as for impairment of fixed-assets and goodwill," Feldman said.
    The remainder of the special charge covers severance and separation costs for headquarters and field employees and financing costs.

    2002 Sales Up Slightly from Prior Year

    Sales and revenues for the year were $333.0 million, up slightly from $331.5 million in 2001. Sales and revenues for the fourth quarter were $74.8 million, down from $79.4 million in 2001, primarily as a result of lower wholesale product sales.
    For the quarter, wholesale product sales were $39.4 million, down from $43.0 million for the same period in 2001. Full-year wholesale product sales were $180.5 million, down from $206.6 million in 2001.
    Company-operated shops reported $12.2 million in sales in the fourth quarter, compared to $12.0 million in the previous year. For the full year, company shop sales were $53.2 million, up from $19.9 million in 2001. Midas acquired 98 shops from franchisees in 2001.

    Royalties accounted for $14.0 million of revenues in the fourth quarter of 2002, compared to $14.6 million the prior year. For all of 2002, royalties were $60.9 million, down from $65.2 million in 2001. The decline in royalties is the result of a 3 percent decline in comparable shop retail sales in 2002, as well as including results from formerly franchised shops in company shop operations.
    Real estate revenues for the fourth quarter were $8.6 million, compared to $9.3 million the prior year. For 2002, real estate revenues were $36.6 million, down from $37.9 million in 2001.
    The company reported an operating loss of $4.9 million for the quarter, compared to an operating profit of $2.7 million in 2001, excluding special charges in both years. The fourth quarter 2002 operating loss was driven by increased operating losses at the PWI and company-operated shop business units. Year-over-year comparisons also are affected by the company's traditional wholesale business, which swung from an operating profit in 2001 to an operating loss in 2002.
    For all of 2002, Midas had $18.1 million in operating income, down from $33.9 million the prior year, excluding special items in both years. Selling, general and distribution (SG & D) expenses were $43.1 million for the quarter and $151.8 million for the full year, compared to $36.3 million for the quarter and $120.8 million for all of 2001. Increases in SG & D are the result of the additional PWI sites and company-operated shops in 2002.

    Refinancing update

    Midas and its current group of lenders are in the final stages of negotiations on the terms of a comprehensive debt restructuring which will refinance the company's $45 million unsecured notes and its $100 million revolving credit facility originally scheduled to expire on Jan. 31, 2003, but whose maturity date was extended to March 31, 2003. The $172.5 million replacement facility is expected to consist of a $40 million revolving loan facility and two term loans totaling $132.5 million.
    In connection with the debt restructuring, the company will issue detachable warrants for shares of Midas common stock to its existing lenders. The exercise price of the warrants will be $0.01.
    The new facility will be secured by substantially all of the Company's assets and will have a term of 18 months. The company expects to close the new facility by March 28.

    Outlook for 2003

    "This will be a transition year for Midas, as we refocus the company on our franchising and real estate segments," Feldman said. "We have considerable work ahead of us as we strengthen our retail presence, exit PWI, rationalize our company shop operation and seek alternative approaches for our wholesale distribution business."
    Feldman is optimistic about growth opportunities in the franchise system.

    "I was attracted to Midas by the strong equity of the Midas brand and the network of nearly 700 dedicated franchisees," Feldman said. "We are working together to develop enhanced marketing and operations programs that will result in profitable growth for the Midas system."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 2,000 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2001 annual report on Form 10-K and subsequent 10-Q filings.

                                   MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
      (In millions, except for earnings and dividends per share)
                                   (Unaudited)

                            For the quarter      For the twelve months
                         ended fiscal December   ended fiscal December
                         ---------------------   ---------------------
                                2002      2001       2002        2001
                                ----      ----       ----        ----
                          (13 Weeks) (13 Weeks) (52 Weeks)  (52 Weeks)

Sales and revenues            $ 74.8    $ 79.4    $ 333.0     $ 331.5
Cost of sales and revenues      36.6      40.4      163.1       176.8
Business transformation charges
  (inventory write-down)        26.3       0.0       26.3         0.0
                              ------    ------    -------     -------
    Gross profit                11.9      39.0      143.6       154.7
Selling, general, and distribution
  expenses                      43.1      36.3      151.8       120.8
Business transformation
  charges                       31.7       4.8       36.0         4.8
                              ------    ------    -------     -------
    Operating income (loss)   ( 62.9)   (  2.1)    ( 44.2)       29.1
Interest expense              (  3.4)   (  2.4)    ( 11.8)     (  9.0)
Other income, net                0.1       0.1        1.0         0.5
                              ------    ------    -------     -------
    Income (loss) before
      taxes                   ( 66.2)  (   4.4)    ( 55.0)       20.6
Income taxes (benefit)        ( 25.8)  (   1.7)    ( 21.4)        8.0
                              ------    ------    -------     -------
Net income (loss)           $ ( 40.4) $ (  2.7) $ (  33.6)     $ 12.6
                              ======    ======    =======     =======

Earnings (loss) per share:
  Basic                     $ ( 2.71) $ ( 0.18) $  ( 2.25)     $ 0.85
                              ======    ======    =======     =======
  Diluted                   $ ( 2.71) $ ( 0.18) $  ( 2.25)     $ 0.85
                              ======    ======    =======     =======

Dividends per common share  $    .00  $    .00  $     .00      $  .08
                              ======    ======    =======     =======

Average number of shares
  Common shares outstanding     14.9      14.9       15.0        14.9
  Equivalent shares on
    outstanding stock options     .0        .0         .0          .0
                              ------    ------    -------     -------
  Shares applicable to diluted
    earnings                    14.9      14.9       15.0        14.9
                              ======    ======    =======     =======

EBITDA
    Operating income (loss)
      excluding business
      transformation charges (   4.9)      2.7       18.1        33.9
     Other income, net           0.1       0.1        1.0         0.5
     Depreciation and
       amortization              3.7       2.9       16.0        14.4
                              ------    ------    -------     -------
                          $  (   1.1)  $   5.7  $    35.1    $   48.8
                              ======    ======    =======     =======

Capital expenditures and cash
paid for acquired businesses  $  2.5   $  26.4  $    11.6    $   52.8
                              ======    ======    =======     =======

                                   MIDAS, INC.
                              RESULTS OF OPERATIONS
   Fourth Quarter 2002 Compared with Fourth Quarter 2001 (Unaudited)

    The following is a summary of the Company's sales and revenues for the fourth quarter of fiscal 2002 and 2001, respectively: ($ Millions)

                                       Percent                Percent
                                2002  to Total       2001    to Total
                                ----  --------       ----    --------
Replacement parts sales   $     39.4      52.7%   $  43.0        54.1%
Company-operated shop
  retail sales                  12.2      16.3       12.0        15.1
Royalties and license fees      14.0      18.7       14.6        18.4
Real estate rental revenues      8.6      11.5        9.3        11.8
Other                            0.6       0.8        0.5         0.6
                              ------    ------     ------       -----
Sales and revenues        $     74.8     100.0%   $  79.4       100.0%
                              ======    ======     ======       =====

               Twelve Months Ended Fiscal December 2002
Compared with the Twelve Months Ended Fiscal December 2001 (Unaudited)

    The following is a summary of the Company's sales and revenues for the twelve months ended fiscal December 2002 and 2001, respectively:
($ Millions)

                                       Percent                Percent
                                2002  to Total       2001    to Total
                                ----  --------       ----    --------
Replacement parts sales   $    180.5      54.2%   $ 206.6        62.3%
Company-operated shop retail
  sales                         53.2      16.0       19.9         6.0
Royalties and license fees      60.9      18.3       65.2        19.7
Real estate rental revenues     36.6      11.0       37.9        11.4
Other                            1.8       0.5        1.9         0.6
                               -----     -----      -----       -----
Sales and revenues         $   333.0     100.0%   $ 331.5       100.0%
                               =====     =====      =====       =====


    CONTACT: Midas, Inc.
             Bob Troyer, 630/438-3016
             www.midasinc.com